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                                                                      EXHIBIT 11
                                                                      ----------

                          TOMMY HILFIGER CORPORATION
                 COMPUTATION OF NET INCOME PER ORDINARY SHARE
                   (in thousands, except per share amounts)

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                                                                  Year Ended                 Year Ended                 Year Ended
                                                                   March 31,                  March 31,                  March 31,
                                                                     2000                       1999                       1998
                                                             -----------------          -----------------          -----------------
FINANCIAL STATEMENT PRESENTATION
BASIC

Weighted average shares outstanding......................                94,662                     92,264                    74,748
                                                              =================          =================         =================

Net income..............................................               $172,358                   $173,717                  $113,180
                                                              =================          =================         =================

Per share amount........................................               $   1.82                   $   1.88                  $   1.51
                                                              =================          =================         =================

DILUTED

Weighted average shares outstanding.....................                 94,662                     92,264                    74,748

Net effect of dilutive stock options based on the
    treasury stock method using average market price........                970                      1,112                     1,024
                                                              -----------------          -----------------         -----------------
Total...................................................                 95,632                     93,376                    75,772
                                                              =================          =================         =================

Net Income..............................................               $172,358                   $173,717                  $113,180
                                                              =================          =================         =================

Per Share Amount........................................               $   1.80                   $   1.86                  $   1.49
                                                              =================          =================         =================
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